Exhibit 3.2

TRONOX INCORPORATED
(A Delaware Corporation)

AMENDED AND RESTATED

BYLAWS

ARTICLE I

OFFICES

Section 1.  Principal Place of Business.  The principal place of business shall be 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102.

Section 2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Oklahoma as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meeting.  The Board of Directors of the Corporation (the “Board”) or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board or the Chairman of the Board.  If no designation is so made, the place of meeting shall be the principal office of the Corporation.

Section 2.  Annual Meetings.  Annual meetings of stockholders shall be held on such date and time as the Board may fix by resolution.

Section 3.  Special Meetings.  Except as otherwise required by law or provided by resolution of the Board designating the rights, powers and preferences of any series of Preferred Stock, and except as set forth in the Corporation’s Certificate of Incorporation, as amended or restated (the “Certificate of Incorporation”), special meetings of the stockholders may be called only by (1) Kerr-McGee Corporation, so long as Kerr-McGee Corporation and its subsidiaries and affiliates (excluding the Corporation and its subsidiaries) (collectively, “Kerr-McGee”) owns beneficially shares representing at least a majority of the total voting power of all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class (the “Voting Stock”), or (2) the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the members of the Board.

Section 4.  Meetings by Remote Communications.  The Board in the manner provided in, and subject to the provisions of, the Delaware General Corporation Law, may adopt guidelines and procedures authorizing stockholders and proxyholders not physically present at a meeting of stockholders to (i) participate in a meeting of stockholders by means of remote communication; and (ii) to be deemed present in person and vote at a meeting of stockholders by means of remote communication.

Section 5.  Notice.  Except as otherwise provided by law, at least ten and not more than sixty days before each meeting of stockholders, written notice of the time, date and place of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be given to each stockholder.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Notices shall be delivered personally or mailed to stockholders at their addresses appearing on the books of the Corporation.  Notice by mail shall be deemed to be given at the time when the same shall be deposited in the United States mail, postage prepaid. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in, and subject to the provisions of, Section 232 of the Delaware General Corporation Law, or its successor, as amended.  Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides), any special meeting of the stockholders may be cancelled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 6.  Waiver of Notice.  A waiver thereof in writing and signed by the person entitled to such notice, or waiver by electronic transmission by the person entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.  Quorum.  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the total voting power of the Voting Stock, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The chairman of the meeting or the holders of shares representing a majority of the votes entitled to be cast by the shares so present may adjourn the meeting from time to time, whether or not there is a quorum.  No notice of the time and place of adjourned meetings need be given except as required by law; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 8.  Conduct of Business.  The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.  The chairman shall have the power to adjourn the meeting to another place, if any, date and time.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 9.  Proxies.  At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the Delaware General Corporation Law) by the stockholder, or by his duly authorized attorney-in-fact.  Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 10.  Action Without Meeting.  Any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, have consented thereto by signed writing and/or by electronic transmission.  Prompt notice of taking corporate action by stockholders without a meeting by less than unanimous consent in writing or by electronic transmission shall be given to those stockholders who have not consented in writing or by electronic transmission.

Section 11.  Notice of Stockholder Business and Nominations.

A.            Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 5 of ARTICLE II above, (b) by or at the direction of the Chief Executive Officer or the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in subparagraphs (2) and (3) of this Section 11(A) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (1) of this Section 11(A), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(3)           Notwithstanding anything in the second sentence of paragraph (2) of this Section 11(A) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required hereby also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

B.            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting procedures provided for in Section 5 of ARTICLE II above and Section 3 of ARTICLE V below.  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in Section 5 of ARTICLE II above and Section 3 of ARTICLE V below, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in paragraph A(2) of this Section 11.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph A(2) of this Section 11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

C.            General.

(1)           Only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

(2)           For purposes of this Section 11, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)           Notwithstanding the foregoing provisions of this Section 11, a stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws.  Nothing in these Bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

D.            Kerr-McGee.         Notwithstanding anything to the contrary contained in these Bylaws, for as long as Kerr-McGee owns beneficially shares representing at least a majority of the total voting power of the Voting Stock, nominations of persons for election to the Board or the proposal of business to be considered by the stockholders by Kerr-McGee shall not be subject to the notice requirements and procedures of Section 5 of ARTICLE II and this Section 11.

Section 12.  Procedure for Election of Directors; Required Vote.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.  Except as otherwise provided by law or applicable listing standards, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors the affirmative vote of shares representing a majority of the votes entitled to be cast by shares actually present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Section 13.  Inspectors of Elections; Opening and Closing the Polls.  The Board by resolution shall appoint, or authorize the appointment of, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.  The inspectors shall have the duties prescribed by law.

The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 14.  Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his name, shall be open to the examination of any such stockholder for a period of at least ten days prior to the meeting in the manner provided by law.  The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.  So long as Kerr-McGee owns beneficially shares representing a majority of the total voting power of the Voting Stock, upon the request of Kerr-McGee, the stock list shall be provided to Kerr-McGee.

ARTICLE III

DIRECTORS

Section 1.  General Powers.  The business and affairs of the Corporation shall be managed under the direction of the Board.  In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 2.  Number, Tenure and Qualifications.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible and designated Class I, Class II and Class III.  Class I initially shall be elected for a term expiring at the annual meeting of stockholders to be held in 2006, Class II initially shall be elected for a term expiring at the annual meeting of stockholders to be held in 2007, and Class III initially shall be elected for a term expiring at the annual meeting of stockholders to be held in 2008.  Members of each class shall hold office until their successors are elected and qualified.  At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any series of Preferred Stock, the number of directors in each class shall be apportioned as nearly equal as possible.  A person who has passed his 73rd birthday shall not be eligible for election or reelection as a director of the Corporation.  A person who has retired as an employee of the Corporation or any of its affiliates shall not in any event be eligible for election or reelection to the Board or be qualified for continued service as a director of the Corporation.  Any failure of any director to meet the qualifications for service as a director set forth in this Section 2 of ARTICLE III, or otherwise under law, shall result in the termination of the term of such director.

Section 3.  Regular Meetings.  Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all directors.  A notice of each regular meeting shall not be required.

Section 4.  Special Meetings.  Special meetings of the Board shall be called by the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office or, until such time as Kerr-McGee ceases to own beneficially shares representing at least a majority of the total voting power of the Voting Stock, Kerr-McGee.  The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

Section 5.  Notice.  Notice of any special meeting of the Board shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission, electronic transmission or orally by telephone.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting.  If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four hours before such meeting.  If by telephone, hand delivery, facsimile transmission or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four hours before such meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under ARTICLE IX.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6 of this ARTICLE III below.

Section 6.  Waiver of Notice.  A waiver thereof in writing and signed by the director entitled to such notice, or waiver by electronic transmission by the director entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.  Action by Consent of Board.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 8.  Conference Telephone Meetings.  Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 9.  Quorum.  Subject to Section 9 of this ARTICLE III below, at all meetings of the Board, directors entitled to cast a majority of the votes of the entire Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, the directors entitled to cast a majority of votes present may adjourn the meeting from time to time without further notice. The directors entitled to cast a majority of votes present at a meeting at which a quorum is present shall be the act of the Board.

Section 10.  Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified; provided, however, that, until Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, if such vacancy was caused by the action of the stockholders, such vacancy may be filled by the affirmative vote of the holders of at least a majority of the then outstanding Voting Stock.  No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 11.  Removal.  Except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, directors may only be removed for cause and only by the affirmative vote of at least 75% in voting power of the Voting Stock.

Section 12.  Committees of the Board.  The Board may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided in these Bylaws or as required by law.  Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 13.  Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV

OFFICERS

Section 1.  Elected Officers.  The elected officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Secretary and such other officers as the Board from time to time may deem proper.  The Chairman of the Board shall be chosen from among the directors.  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE IV.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof.  The Board or any committee thereof may from time to time elect, or the Chairman of the Board or Chief Executive Officer may appoint, such other officers (including a Treasurer, one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee or by the Chairman of the Board or Chief Executive Officer, as the case may be.

Section 2.  Election and Term of Office.  The elected officers of the Corporation shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the stockholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient.  Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the members of the Board or, except in the case of an officer or agent elected by the Board, by the Chairman of the Board or Chief Executive Officer.  Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 3.  Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the stockholders and of the Board.  The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.  The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

Section 4.  Chief Executive Officer.  The Chief Executive Officer shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Corporation’s business and general supervision of its policies and affairs.  In the event the Chief Executive Officer does not also serve as Chairman, the Chief Executive Officer shall, in the absence of, or because of the inability to act of, the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board.  The Chief Executive Officer shall have authority, which he may delegate, to execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts, under the seal of the Corporation, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Section 5.  Vice-Presidents.  Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.  Each Vice President shall have the authority to sign certificates of stock, bonds, deeds, mortgages and other contracts, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively delegated by the Board or the Chief Executive Officer to some other officer or agent of the Corporation, and perform such duties and exercise such powers as the Board or the Chief Executive Officer shall prescribe.

Section 6.  Secretary.  The Secretary shall keep, or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 7.  Treasurer.  The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds.  The Treasurer, if any, shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board.  He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board, the Chairman of the Board or the Chief Executive Officer

Section 8.  Removal.  Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the entire Board whenever, in their judgment, the best interests of the Corporation would be served thereby.  Any officer or agent appointed by the Chairman of the Board or the Chief Executive Officer may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby.  No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 9.  Vacancies.  A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE V

STOCK AND STOCKHOLDERS

Section 1.  Form of Certificates of Stock.  The certificates of stock of the Corporation shall be numbered and entered in the books of the Corporation as they are issued. The certificates of stock shall exhibit the stockholder’s name and number of shares and contain the signature of the (i) Chairman of the Board, Chief Executive Officer or a Vice President and (ii) Secretary or Assistant Secretary.  The signature of any such officer may be a facsimile if the Corporation has a registrar and transfer agent acting on its behalf.

Section 2.  Stockholder of Record.  The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 3.  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty nor less than ten days before the date of any meeting of stockholders, nor more than sixty days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting

Section 4.  Lost, Stolen or Destroyed Stock.  The Board may direct a new certificate of stock to be issued in place of any certificate of stock theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed.  When authorizing such issuance of a new certificate of stock, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner or representative of such lost, stolen or destroyed certificate of stock to give the Corporation a bond in such sum as the Corporation may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate of stock alleged to have been lost, stolen or destroyed.

ARTICLE VI

WAR AND NATIONAL EMERGENCY

Section 1.  Emergency Bylaws.  The emergency bylaws provided in this Article VI shall be operative during any emergency resulting from an attack on the United States, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board cannot readily be convened for action.  To the extent not inconsistent with these emergency bylaws, the Bylaws of the Corporation shall remain in effect during any emergency and upon its termination these emergency bylaws shall cease to be operative.

Section 2.  Notice and Quorum.  During any such emergency, a meeting of the Board may be called by any officer or director by giving 24-hours’ notice thereof to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time.  The notice shall specify the time and the place of the meeting, which shall be the head office of the Corporation or any other place specified in the notice.  At any such meeting three members of the then-existing Board shall constitute a quorum, which may act by majority vote.

Section 3.  Additional Directors.  If the number of directors who are available to act shall drop below three, additional directors, in whatever number is necessary to constitute a Board of three directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board and in effect at the time an emergency arises.  Additional directors, beyond the minimum number of three directors, but not more than three additional directors, may be elected from any officers or employees on the emergency succession list.

Section 4.  Authority.  The Board is empowered with the maximum authority possible under the Delaware General Corporation Law, and all other applicable law, to conduct the interim management of the affairs of the Corporation in an emergency in what it considers to be in the best interests of the Corporation (including the right to amend this ARTICLE VI) irrespective of the provisions of the Certificate of Incorporation or of the Bylaws.

ARTICLE VII

GENERAL PROVISIONS

Section 1.  Corporate Seal.  The Secretary shall have custody of the corporate seal and duplicates of the seal may be kept and used by the Assistant Secretaries.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 2.  Checks.  Checks or demands for money and notes of the Corporation may be signed by such officer or person, in addition to those herein authorized, in such manner as the Board or Chairman of the Board may provide.

Section 3.  Fiscal Year.  The fiscal year of the Corporation shall be the calendar year unless otherwise fixed by the Board.

Section 4.  Dividends.  The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 5.  Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or documents presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 6.  Audits.  The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board, and it shall be the duty of the Board to cause such audit to be done annually.

Section 7.  Resignations.  Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer or the Secretary, or at such later time as is specified therein.  No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Section 8.  Facsimile Signatures.  In addition to the use of facsimile signatures that these Bylaws specifically authorize, the Corporation may use such facsimile signatures of any officer or agent of the Corporation as the Board or a committee of the Board may authorize.

Section 9.  Electronic Transmission.  As used throughout these Bylaws, the term “electronic transmission” includes any communication that complies with the terms of Section 232 of the Delaware General Corporation Law, or its successor, as amended.

Section 10.  Construction.  Pronouns in the masculine gender will be construed to include the masculine and feminine gender, as applicable, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE VIII

INDEMNIFICATION

Section 1.  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

Section 2.  Advancement of Expenses.  The right to indemnification conferred in this ARTICLE VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 30 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE VIII or otherwise.

Section 3.  Procedure.  With respect to the indemnification of a person who is a director or officer of the Corporation at the time indemnification is sought, the determination of whether the person seeking indemnification has met the standard of conduct required to permit indemnification under this ARTICLE VIII shall be made by (i) the majority vote of the members of the Board who are not parties to such proceeding, (ii) a committee of directors who are not parties to such proceeding designated by majority vote of the directors who are not parties to such proceeding, (iii) independent legal counsel engaged by the Board for such purpose, or (iv) the stockholders.  With respect to the indemnification of a person who is not a director or officer of the Corporation at the time indemnification is sought or who is an employee or agent of the Corporation to whom the Board extended indemnification rights pursuant to Section 6 of this ARTICLE VIII, the determination of whether the person seeking indemnification has met the standard of conduct required to permit indemnification under this ARTICLE VIII shall be made by the Board, the Chief Executive Officer or such other officer(s) as may be designated by resolution of the Board.

Section 4.  Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.  No repeal or modification of this ARTICLE VIII shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 5.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6 of this ARTICLE VIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 6.  Extension of Rights.  The Board, on behalf of the Corporation, hereby empowers the Chief Executive Officer with the authority and discretion, which he may delegate, to grant the rights to indemnification and the rights to be paid by the Corporation for expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.  Severability.  If any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

A.            the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII (including, without limitation, each portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

B.            to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.  Definitions.  For purposes of this ARTICLE VIII:

A.            “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

B.            “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this ARTICLE VIII.

Section 9.  Notices.  Any notice, request or other communication required or permitted to be given to the Corporation under this ARTICLE VIII shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE IX

AMENDMENTS

Section 1.  Amendment of Bylaws.  These Bylaws may be altered, amended or repealed at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting; provided, however, that, in the case of amendments by the Board, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the members of the Board shall be required to alter, amend or repeal any provision of these Bylaws.  In the case of amendments by stockholders, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by the Certificate of Incorporation or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of such Preferred Stock to the contrary, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of these Bylaws; provided, however, that from and after the date that Kerr-McGee ceases to own beneficially shares representing a majority of the total voting power of the Voting

Stock, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required in order to alter, amend or repeal Sections 1, 2, 3, 5, 6, 8, 10, 11, 12, 14 of ARTICLE II; Sections 1, 2, 4, 8, 9, 10 of ARTICLE III; and this ARTICLE IX, and the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any other provision of these Bylaws.